EXHIBIT 99.4

Item 6. Selected Financial Data.
The selected consolidated financial data presented as of December 31, 2014, 2013, 2012, 2011, and 2010 and for the years ended December 31, 2014, 2013, 2012, 2011, and 2010 have been derived from the audited consolidated financial statements of SMLP and its Predecessor.
SMLP completed its IPO on October 3, 2012. For the year ended December 31, 2012, these financial statements include the Predecessor's results of operations through the date of SMLP's IPO.
These financial statements reflect the results of operations of (i) Polar and Divide since February 16, 2013, (ii) Bison Midstream since February 16, 2013, (iii) Mountaineer Midstream since June 22, 2013, (iv) Red Rock Gathering since October 23, 2012 and (v) Grand River Gathering since October 27, 2011. SMLP recognized its acquisitions of Polar and Divide (the "Polar and Divide Drop Down"), Bison Midstream (the "Bison Drop Down") and Red Rock Gathering (the "Red Rock Drop Down") at Summit Investments' historical cost because the acquisitions were executed by entities under common control. The excess of Summit Investments' net investment in Polar and Divide and Bison Midstream over the purchase price paid by SMLP was recognized as an addition to partners' capital. The excess of the purchase price paid by SMLP over Summit Investments' net investment in Red Rock Gathering was recognized as a reduction to partners' capital. Due to the common control aspect, the Polar and Divide Drop Down, the Bison Drop Down and the Red Rock Drop Down were accounted for by the Partnership on an “as-if pooled” basis for the periods during which common control existed.
Due to the various asset acquisitions and the associated shift in business strategies relative to those of our Predecessor, SMLP's financial position and results of operations may not be comparable to the historical financial position and results of operations of the Predecessor.
The following table presents selected balance sheet and other data as of the date indicated.

	December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per-unit amounts)
Balance sheet data:
Total assets	$2,293,721	$2,191,143	$1,280,939	$1,030,264	$340,095
Total long-term debt	808,000	586,000	199,230	349,893	—
Partners' capital	1,351,721	1,493,087	1,030,248	n/a	n/a
Membership interests	n/a	n/a	n/a	640,818	307,370

Other data:
Market price per common unit	$38.00	$36.65	$19.83	n/a	n/a
__________
n/a - Not applicable

EX 99.4-1

EXHIBIT 99.4

The following table presents selected statement of operations data by entity for the periods indicated.

	Year ended December 31,
	2014	2013	2012	2011	2010
	(In thousands, except per-unit amounts)
Statement of operations data:
Total revenues	$353,135	$296,813	$174,423	$103,552	$31,676
Total costs and expenses	328,268	224,079	117,987	61,864	23,412
Interest expense	40,159	19,173	7,340	1,029	—
Affiliated interest expense	—	—	5,426	2,025	—
Net (loss) income	(14,734)	52,837	42,997	37,951	8,172

Earnings per limited partner unit:
Common unit – basic	$(0.49)	$0.86	$0.35	n/a	n/a
Common unit – diluted	(0.49)	0.86	0.35	n/a	n/a
Subordinated unit – basic and diluted	(0.44)	0.79	0.35	n/a	n/a

Other financial data:
EBITDA	$114,345	$144,340	$93,302	$53,363	$12,353
Adjusted EBITDA	204,907	165,324	105,946	56,803	12,353
Capital expenditures	220,820	182,978	77,296	78,248	153,719
Acquisition capital expenditures (1)	315,872	458,914	—	589,462	—
Distributable cash flow	150,318	128,457	90,947	50,980	11,726
Distributions declared per unit (2)	2.120	1.795	0.410	n/a	n/a
__________
n/a - Not applicable
(1) Reflects cash paid (including working capital and capital expenditure adjustments) and value of units issued, if any, to fund our acquisitions of the Red Rock Gathering system in 2014 and the Bison Midstream and Mountaineer Midstream systems in 2013, and our Predecessor's acquisition of the Grand River Gathering system in 2011.
(2) Represents distributions declared in respect of a given quarterly period. For example, in 2014, represents the distributions declared in April 2014 for the first quarter of 2014, July 2014 for the second quarter of 2014, October 2014 for the third quarter of 2014 and January 2015 for the fourth quarter of 2014.
For a detailed discussion of the data presented above, including information regarding our use of EBITDA, adjusted EBITDA and distributable cash flow as well as their reconciliations to net income and net cash flows provided by operating activities, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. The preceding tables should also be read in conjunction with the audited consolidated financial statements and related notes.

EX 99.4-2